Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

April 24, 2013

among

GAIN CAPITAL HOLDINGS, INC.,

GARY L. TILKIN

and

GLOBAL FUTURES & FOREX, LTD.

relating to the purchase and sale

of

100% of the Common Stock

of

Global Futures & Forex, Ltd.

**	Certain exhibits, schedules (including the Seller Disclosure Schedule and Buyer Disclosure Schedule referred to herein) and similar attachments are not filed, but GAIN Capital Holdings, Inc. undertakes to furnish a copy of the schedules or similar attachments to the SEC upon request.

i

Section 7.03.	Public Announcements	48
Section 7.04.	Related-Party Accounts	48
Section 7.05.	Leases	49

ARTICLE 8
TAX MATTERS

Section 8.01.	Taxes.	49
Section 8.02.	Cooperation on Tax Matters.	50
Section 8.03.	Tax Indemnification.	51
Section 8.04.	Certain Disputes	53
Section 8.05.	Purchase Price Adjustment and Interest	53

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01.	Employee Benefits.	53

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.	Conditions to Obligations of Buyer and Seller	54
Section 10.02.	Conditions to Obligation of Buyer	55
Section 10.03.	Conditions to Obligation of Seller	56

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.	Survival	57
Section 11.02.	Indemnification.	58
Section 11.03.	Third Party Claim Procedures.	59
Section 11.04.	Direct Claim Procedures	61
Section 11.05.	Exclusive Remedy	62
Section 11.06.	Offset for Reserves	62
Section 11.07.	Insurance/Net Tax Benefits	62
Section 11.08.	Mitigation	63

ARTICLE 12
TERMINATION

Section 12.01.	Grounds for Termination	63
Section 12.02.	Effect of Termination	63
Section 12.03.	Post-termination Obligations	64

ARTICLE 13
MISCELLANEOUS

Section 13.01.	Notices	64

Exhibit A	Accounting Principles
Exhibit B	Cash
Exhibit C	Loan and Security Agreement
Exhibit D	Allocation Statement

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of April 24, 2013 among Gain Capital Holdings, Inc., a Delaware corporation (“Buyer”), Gary L. Tilkin, a natural person and resident of Michigan (“Seller”), and Global Futures & Forex, Ltd., a Michigan corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Seller is the record and beneficial owner of the Shares, which represent all of the issued and outstanding shares of Common Stock, and desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, as a condition to the parties’ willingness to enter into this Agreement, Seller and Buyer have entered into a stockholder agreement dated as of the date hereof (the “Stockholder Agreement”).

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Accounting Policies” means the accounting policies, principles, practices and methodologies in accordance with GAAP except as otherwise set forth on Exhibit A, as consistently applied in the preparation of the Company Balance Sheet, except, as it relates to Working Capital, the specific additional provisions as set forth in the Working Capital section of Exhibit A.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller; provided further that any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and 16a-1(e) of the Exchange Act) of Seller shall be considered an Affiliate of Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, interpretation of Law or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Base Working Capital” means negative $7,133,000.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” means the sum of all cash and cash equivalents of the Company and its Subsidiaries at the end of business on the Business Day immediately preceding the Closing Date as determined in accordance with the Accounting Policies together with the other items set forth on Exhibit B.

“Closing Date” means the date of the Closing.

“Closing Date Cash Advance Payment” means $40,000,000 minus the Restructuring Note Amount (if any).

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Common Stock” means the common stock, par value $100.00 per share, of the Company.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2012.

“Company Balance Sheet Date” means December 31, 2012.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability. Notwithstanding anything herein to the contrary, except for purposes of Section 3.23(e), “Company Employee Plan” shall not include any governmental plan or any other arrangement or program to which the Company or any of its Subsidiaries is required to contribute pursuant to Applicable Law.

“Company Return” means any Tax Return of or that includes the Company or any of its Subsidiaries.

“Continuing Employee” means any person who is employed (including any such person who is not actively at work on account of illness, disability or other leave of absence) on the Closing Date by the Company or any Subsidiary and who continues in such employment after the Closing Date.

“Contract” means any indenture, mortgage, deed of trust, lease, contract, other binding agreement, understanding or arrangement, whether written or oral.

“Covered Tax” means any (A) Tax of the Company or any of its Subsidiaries described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (B) Tax described in clause (ii) or (iii) of the definition of Tax, (C) Tax of the Company or any of its Subsidiaries resulting from a breach by Seller or the Company of any representation set forth in Section 3.25(b)(iv), (b)(v), (d)(iv), (f), (g), (h), (k) or (l)(iv) or any covenant or agreement set forth in Section 5.01(b)(xiv) or Article 8 and (D) Tax imposed on the Company or its Subsidiaries attributable to the making of any Section 338(h)(10) Election, including (i) any Tax imposed under Section 1374 of the Code, (ii) any tax imposed under Treas. Reg. § 1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on the Company’s or any of its Subsidiaries’ gain.

“Damages” means all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorney’s fees and expenses), excluding any punitive damages other than punitive damages claimed by or owed to third parties, and, with respect to Third Party Claims, regardless of whether such Damages arise as a result of negligence, strict liability or any other liability under any theory of law or equity, or violation of any law.

“Environmental Laws” means any Applicable Law relating to the protection of human health and safety, the environment or the release, manufacture, handling, transport, use, treatment storage or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Affiliate” means those Persons listed on Schedule 1.01.

“GAAP” means generally accepted accounting principles in the United States, excluding any changes thereto with an effective date subsequent to the date of this Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, self-regulatory organization, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons to the extent regulated under any Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) the principal of and accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) required to be paid in respect of (A) indebtedness of such Person for money borrowed, (B) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is responsible or liable and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements; (ii) all obligations of such Person as lessee that (x) are currently capitalized by such Person in accordance with GAAP or (y), solely with respect to each lease for personal property (but not, for the avoidance of doubt, real property), should be capitalized in accordance with GAAP; (iii) all customer deposits and advances; (iv) amounts for the deferred purchase price of goods and services including any earn out liabilities or guaranteed bonuses associated with past acquisitions, other than trade payables in the ordinary course of business; or (v) all obligations of the type referred to in clause (i) or (ii) of other Persons for the payment of which such Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in any and all jurisdictions, and all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in any and all jurisdictions, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in any and all jurisdictions, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications) (“Software”), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) any other type of proprietary intellectual property right, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (xi) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xii) all rights in all of the foregoing provided by treaties, conventions and common law and (xiii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Plan” means any Company Employee Plan that is not a US Plan.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or any Subsidiary or licensed or leased to the Company or any Subsidiary pursuant to written agreement (excluding any public networks).

“knowledge” of any Person means, unless and to the extent the context otherwise provides, the knowledge of such Person after reasonable inquiry; provided that knowledge of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any Subsidiary or for which the Company or any Subsidiary has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim with respect to ownership of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Loan Agreement Documents” means the Loan and Security Agreement between Seller and Buyer dated as of the Closing Date and the other documents contemplated thereby.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations of such Person and its subsidiaries, taken as a whole, excluding any effect resulting from (A) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the financial markets in general not having a materially disproportionate effect on such Person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its subsidiaries operate and not having a materially disproportionate effect on such Person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its subsidiaries operate, (C) any commencement, continuation or escalation of any act of terrorism, war (whether declared or undeclared), sabotage or natural disasters not having a materially disproportionate effect on such Person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its subsidiaries operate, (D) changes (or prospective changes), after the date hereof, in GAAP or, in either case, the enforcement or interpretation thereof not having a materially disproportionate effect on such Person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its subsidiaries operate or (E) changes in the capital or financial markets generally, including changes (or prospective changes) in the interest or exchange rates not having a materially disproportionate effect on such Person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its subsidiaries operate, or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“Michigan Leases” means each of the leases between GLT Office Properties, LLC or GLT Cascade, LLC, as applicable (each an Affiliate of the Seller), and the Company, for the Company’s premises located at (i) 618 Kenmoor SE, Grand Rapids, Michigan, (ii) 4760 East Fulton, Grand Rapids, Michigan, and (iii) 4690 East Fulton, Grand Rapids, Michigan.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by either the Company or any Subsidiary.

“Permitted Lien” means any Lien permitted by Section 3.15(a)-(c).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any Subsidiary.

“Shares” means 15,000 shares of Common Stock.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Tax” means (i) any tax, governmental fee, duty or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), any interest, penalty, addition to tax or additional amount relating thereto, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of or in respect of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined, unitary or fiscal unity group and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing, surrender or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, but excluding any commercial agreement or arrangement entered into in the ordinary course of business.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Transaction Expenses” means (i) fees, costs and expenses (including investment banking, legal and accounting fees, costs and expenses) of the Company and its Subsidiaries incurred through the Closing by the Company or any Subsidiary, in connection with or arising out of the planning, structuring, negotiation or consummation of the transactions contemplated by this Agreement and (ii) any bonuses or other compensation payable by the Company or the Subsidiaries arising in connection with the transactions contemplated by this Agreement and all associated payroll and other tax liabilities payable by Company or any of its Subsidiaries associated with such bonuses or other compensation, except, in the case of each of clauses (i) and (ii), to the extent such amounts are included in Working Capital or have been paid prior to Closing.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including stamp duty, reserve tax and stamp duty land tax) and any penalties and interest.

“US Plan” means any Company Employee Plan that covers Service Providers located primarily within the United States.

“VAT” means Value Added Tax.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

“Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to the consolidated current assets (excluding Cash and all tax assets (including all deferred tax assets)) of the Company and its Subsidiaries minus the sum of, without duplication, consolidated current liabilities of the Company and its Subsidiaries (excluding all tax liabilities (including all deferred tax liabilities)), in each case calculated in accordance with the Accounting Policies and Working Capital sections of Exhibit A attached hereto; provided, that for the sake of clarity, Working Capital shall not include (i) any Indebtedness of the Company and its Subsidiaries or (ii) the Restructuring Note or any proceeds therefrom.

“Working Capital Adjustment” means:

(i) if Closing Working Capital exceeds Estimated Working Capital by more than $1,000,000, an amount, expressed as a positive number, equal to the excess of (x) the Closing Working Capital over (y) the sum of (A) the Estimated Working Capital and (B) $1,000,000; or

(ii) if Estimated Working Capital exceeds the Closing Working Capital, an amount, expressed as a negative number, the absolute value of which is equal to the excess of the Estimated Working Capital over Closing Working Capital.

Section 1.02. Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Allocation Statement	8.01(a)
Buyer	Preamble
Buyer Agreements	4.02
Buyer Fundamental Representations	11.01
Buyer Indemnified Parties	11.02(a)
Buyer SEC Documents	4.06(a)
Buyer Securities	4.05(b)
Buyer Stock	2.01(c)

Capex Budget	5.01(a)
Closing	2.02
Closing Balance Sheet	2.04(a)
Closing Cash	2.04(a)
Closing Transaction Expenses	2.04(a)
Closing Working Capital	2.04(a)
Company	Preamble
Company Owned Software	3.16(a)
Company Securities	3.05(b)
Confidentiality Agreement	5.02(a)
Disclosure Schedules	13.03
e-mail	13.01
Estimated Cash	2.03
Estimated Transaction Expenses	2.03
Estimated Working Capital	2.03
Final Closing Statement	2.04(a)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Independent Accounting Firm	2.04(c)
Key Employee Agreements	Preamble
Loan Agreement	2.01(b)
Material Contract	3.12
Michigan Lease Amendments	7.05
Net Adjustment Amount	2.05(a)
Notice of Disagreement	2.04(b)
Permits	3.18
Preliminary Closing Balance Sheet	2.03
Purchase Price	2.01
Referee	8.04
Restructuring Note	2.02
Restructuring Note Amount	2.02
Sanctions	3.14(c)
Section 338(h)(10) Election	8.01(a)
Seller	Preamble
Seller Agreements	3.02
Seller Fundamental Representations	11.01
Seller Indemnified Parties	11.02(b)
Stockholder Agreement	Preamble
Subsidiary Securities	3.07(b)
Tax Loss	8.03(a)
Term Loan	2.01(b)
Third Party Claim	11.03(a)
Warranty Breach	11.02(a)

Section 1.03. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws. References to “$” refer to United States Dollars.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares at the Closing. The purchase price for the Shares (the “Purchase Price”) is comprised of:

(a) an amount equal to the amount of the Closing Date Cash Advance Payment;

(b) a loan (the “Term Loan”) from Seller to Buyer in the principal amount described in Section 2.02(a)(iii), adjusted as provided in Section 2.05 pursuant to a Loan and Security Agreement by and between Seller and Buyer in the form attached hereto as Exhibit C which contemplates (the “Loan Agreement”); and

(c) 4,944,165 shares of Buyer’s common stock, par value $0.00001 per share (the “Buyer Stock”).

The Purchase Price shall be paid as provided in Section 2.02 and shall be subject to adjustment as provided in Section 2.05.

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five (5) Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree. Buyer shall have the option to cause one of its Affiliates to lend the Company an amount not to exceed the Closing Date Cash Advance Payment (such amount, the “Restructuring Note Amount”) evidenced by a promissory note satisfactory to Buyer in its sole discretion (the “Restructuring Note”) immediately prior to the Closing. At the Closing:

(a) Buyer shall deliver to Seller:

(i) the Closing Date Cash Advance Payment in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount);

(ii) certificates for the Buyer Stock registered in the name of Seller and duly executed by the Buyer and countersigned by the transfer agent and registrar; and

(iii) a duly executed Loan Agreement in the form attached as Exhibit C which provides for the Term Loan in an amount equal to (A) Estimated Cash, minus (B) the Closing Date Cash Advance Payment, plus (C) the amount, if any, by which Estimated Working Capital exceeds the Base Working Capital, minus (D) the amount, if any, by which the Estimated Working Capital is less than the Base Working Capital, minus (E) the Estimated Transaction Expenses.

(b) Seller shall deliver to Buyer (i) certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and (ii) a duly executed Loan Agreement in the form of Exhibit C and in the amount specified in clause (a)(iii) above.

(c) In the event Buyer exercises the option described in the second sentence of Section 2.02, immediately prior to the Closing the Company shall declare and pay a special dividend to Seller in the amount of the Restructuring Note Amount and the Restructuring Note shall remain outstanding as of and immediately after the Closing.

Section 2.03. Closing Estimates. At least three (3) Business Days prior to the anticipated Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer a written statement that shall set forth (i) a good-faith estimate of the consolidated balance sheet of the Company and its Subsidiaries, as of the close of business on the day prior to the Closing Date (the “Preliminary Closing Balance Sheet”), (ii) a good-faith estimate of (A) Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Working Capital”), (B) Cash (the “Estimated Cash”) and (C) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Working Capital and Estimated Cash determined as of the close of business on the day prior to the Closing Date and without giving effect to the transactions contemplated herein and Estimated Transaction Expenses determined as of the Closing, giving effect to the transactions contemplated herein) and (iii) on the basis of the foregoing, a calculation of the Estimated Working Capital and Estimated Cash estimated in good faith in accordance with the Accounting Policies, to the extent applicable. Estimated Working Capital, Estimated Cash and Estimated Transaction Expenses shall be calculated in accordance with this Agreement. The calculations of Estimated Working Capital, Estimated Cash and Estimated Transaction Expenses shall be accompanied by a certificate of a duly authorized officer of the Company certifying that such estimates have been calculated in good faith in accordance with this Agreement and the Accounting Policies, to the extent applicable.

Section 2.04. Closing Balance Sheet.

(a) As promptly as practicable, but no later than ninety (90) days, after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and the Subsidiaries, which shall present the consolidated financial position of the Company and the Subsidiaries as of the close of business on the day prior to the Closing Date in accordance with the Accounting Policies (the “Closing Balance Sheet”) and shall include line items consistent with those in the Company Balance Sheet and (ii) a calculation of the actual (A) Working Capital (the “Closing Working Capital”), (B) Cash (the “Closing Cash”), and (C) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Working Capital and Closing Cash determined as of the close of business on the day prior to the Closing Date and without giving effect to the transactions contemplated herein and Closing Transaction Expenses determined as of the Closing, giving effect to the transactions contemplated herein. All calculations of Closing Working Capital, Closing Cash and Closing Transaction Expenses shall be accompanied by a certificate of a duly authorized officer of Buyer certifying that such estimates have been calculated in accordance with this Agreement and the Accounting Policies, to the extent applicable.

(b) The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Working Capital, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. Seller shall be deemed to have agreed with all items and amounts of Closing Working Capital, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.04(c).

(c) During the fifteen (15) day period following delivery of a Notice of Disagreement by Seller to Buyer, the parties shall use their commercially reasonable efforts to reach agreement on the disputed items with respect to the computation of the Closing Working Capital, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between Seller and Buyer within such fifteen (15) day period shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement and the amount of the Closing Working Capital, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If Seller and Buyer have not resolved all such differences by the end of such fifteen (15) day period, no later than ten (10) days following the end of such fifteen (15) day period, Seller and Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Working Capital, Closing Cash and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Working Capital, Closing Cash and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder. In making such calculations, the Independent Accounting Firm shall consider only those items and amounts in Seller’s and Buyer’s respective calculations of the Closing Working Capital, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which Seller and Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing between Seller and Buyer. Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.04(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party or parties.

(e) Buyer will cause the Company to afford Seller and its representatives (including Deloitte & Touche LLP), reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and the Subsidiaries and their representatives and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.04. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Working Capital and Cash as specified in this Section 2.04; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed a customary agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) Notwithstanding anything to the contrary herein, the parties acknowledge and agree that each item required to be reflected in any of the Closing Working Capital, Closing Cash or Closing Transaction Expenses is intended to, and shall, be accounted for only once, without duplication, in determining the adjustments to be made to the Purchase Price in accordance with this Agreement, including pursuant to this Section 2.04, Section 2.05, Article 11 and Article 13.

Section 2.05. Adjustment of Purchase Price. The Purchase Price shall be adjusted, upwards or downwards, as follows:

(a) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the amount of the Working Capital Adjustment, plus (ii) the Closing Cash as finally determined pursuant to Section 2.04 minus the Closing Date Cash Advance Payment, plus (iii) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to Section 2.04.

(b) If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, within ten (10) Business Days after the Working Capital Adjustment, the Closing Cash and the Closing Transaction Expenses have been determined pursuant to Section 2.04 Seller and Buyer shall amend the Loan Agreement to provide that the principal amount of the Term Loan be equal to the original amount of the Term Loan prior to such amendment plus the Net Adjustment Amount. Interest on the Term Loan shall accrue from the Closing Date on the principal amount determined pursuant to this Section.

(c) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (c) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, within ten (10) Business Days after the Working Capital Adjustment, the Closing Cash and the Closing Transaction Expenses have been determined pursuant to Section 2.04 Seller and Buyer shall amend the Loan Agreement to provide that the principal amount of the Term Loan be equal to the original amount of the Term Loan prior to such amendment minus the Net Adjustment Amount. Interest on the Term Loan shall accrue from the Closing Date on the principal amount determined pursuant to this Section.

Section 2.06. Certificates for Buyer Stock. Each certificate for Buyer Stock issued to Seller as part of the Purchase Price shall bear the following legend:

The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of except in accordance with the terms of the Stock Purchase Agreement dated April 24, 2013 between Buyer and Seller and the Stockholder Agreement dated April 24, 2013 between Buyer and Seller unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available.

Section 2.07. Withholding. Buyer, its Affiliates and, effective upon the Closing, the Company and its Subsidiaries shall be entitled to deduct and withhold from any amount otherwise payable to Seller pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Subject to Section 13.03, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation, is in good standing in each jurisdiction where such qualification is necessary and has all governmental Permits required to carry on its business as now conducted, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, be material to the Company and the Subsidiaries taken as a whole. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 3.02. Authorization. Seller and the Company have the legal capacity to enter into this Agreement, the Loan Agreement Documents, the Stockholder Agreement and the Employment Agreement (the “Seller Agreements”), in each case to the extent it is a party thereto. Assuming the due authorization, execution and delivery by the other parties hereto, the Seller Agreements, in each case to the extent it is a party thereto, constitute, or in the case of the Loan Agreement Documents as of the Closing Date will constitute, the valid and binding agreements of Seller and the Company, enforceable against each of Seller and the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller and the Company of the Seller Agreements and the consummation of the transactions contemplated by each of the Seller Agreements require no action by or in respect of, or filing with, any Governmental Authority other than (i) those listed on Schedule 3.03, (ii) immaterial, routine filings with or notices to Governmental Authorities that do not require approval and (iii) filings that are required on behalf of Buyer or any of its Affiliates.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller and the Company of the Seller Agreements and the

consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company or any Subsidiary or to a loss of any benefit to which Seller or the Company or any Subsidiary is entitled under, any provision of any agreement or other instrument binding upon Seller or the Company or any Subsidiary, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole, or (iv) result in the creation or imposition of any Lien on the assets of the Company or the Subsidiaries.

Section 3.05. Capitalization.

(a) The authorized capital stock of the Company consists of 60,000 shares of Common Stock. There are 15,000 shares of Common Stock issued and outstanding.

(b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in this Section 3.05(b) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06. Ownership of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

Section 3.07. Subsidiaries.

(a) All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.07. Each Subsidiary is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has all corporate powers and all governmental Permits required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

(b) All of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in this Section 3.07(b) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.08. Financial Statements. The audited consolidated balance sheets as of December 31, 2010, 2011 and 2012 and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 2010, 2011 and 2012 fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and Schedule 3.08), the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

Section 3.09. Absence of Certain Changes.

(a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.10. No Undisclosed Material Liabilities. To the knowledge of the Company, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability to the Company or the Subsidiaries, other than:

(a) liabilities provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b) liabilities which are reasonably apparent from the disclosures contained in any of the Schedules to any person experienced in the industry of the parties hereto without any independent knowledge on the part of such person regarding the matter(s) so disclosed;

(c) liabilities incurred by the Company or any Subsidiary since the Company Balance Sheet Date in the ordinary course of business; and

(d) other undisclosed liabilities, which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.11. Related-Party Accounts. Schedule 3.11 contains a complete list of all balances as of the Company Balance Sheet Date between Seller and his Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand. Since the Company Balance Sheet Date there has not been any accrual of liability by the Company or any Subsidiary to Seller or any of his Affiliates or other transaction between the Company or any Subsidiary and Seller and any of his Affiliates, except with respect to the period prior to the date of this Agreement, in the ordinary course of business of the Company and the Subsidiaries consistent with past practice, and thereafter, as provided in Schedule 3.11.

Section 3.12. Material Contracts. (a) Neither the Company nor any Subsidiary is a party to or bound by:

(b) any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

(c) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either annual payments by the Company and the Subsidiaries of $25,000 or more or aggregate payments by the Company and the Subsidiaries of $100,000 or more;

(d) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either annual payments to the Company and the Subsidiaries of $25,000 or more or aggregate payments to the Company and the Subsidiaries of $100,000 or more;

(e) any white label, omnibus or similar agreement or arrangement;

(f) any introducing broker or other similar agreement or arrangement involving gross revenue to or rebates paid by the Company and the Subsidiaries of more than $75,000 during 2012;

(g) any partnership, joint venture or other similar agreement or arrangement;

(h) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) in the past five (5) years;

(i) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than thirty (30) days’ notice without liability, penalty or premium;

(j) any material agreement relating to the marketing of the Company’s or the Subsidiaries’ products or services;

(k) any agreement that restricts the Company or any Subsidiary from competing in any line of business or with any Person or in any area or which would so restrict the Company or any Subsidiary after the Closing Date;

(l) any agreement with Seller or any of his Affiliates, any director or officer of the Company or any Subsidiary (other than Seller) or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1(e) of the Exchange Act) of any such director or officer;

(m) any agreement set forth on Schedule 3.16(a)(ii); or

(n) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section (each, a “Material Contract”) is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each Material Contract have been delivered to Buyer.

Section 3.13. Litigation. There is no action, suit or similar proceeding, or to the knowledge of Seller, any investigation, pending against, or to the knowledge of Seller, threatened against or affecting Seller, the Company or any Subsidiary or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be material to the Company or which in any material manner, challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.14. Compliance with Laws and Court Orders.

(a) Neither the Company nor any Subsidiary is in violation of, and has not since December 31, 2009 violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee, nor, to Seller’s knowledge, any agent or representative of the Company or of any of its Subsidiaries or Affiliates, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any person (whether or not a government official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value; or (iii) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(c) Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their directors or officers, is an individual or entity that is, or is owned or controlled by a Person that is: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

(d) For the past five (5) years, neither the Company nor any of its Subsidiaries or Affiliates has engaged in, or is now engaged in, directly or, to the knowledge of the Company, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions with which such company is required to comply.

(e) The Company and its Subsidiaries and Affiliates are, and for the past five (5) years have been, in compliance with, and, to Seller’s knowledge, have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

Section 3.15. Properties. The Company and the Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such material property or assets is subject to any Lien, except:

(a) Liens disclosed on Schedule 3.15;

(b) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet);

(c) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens arising out of work performed, services provided or materials delivered for sums not yet due, that are not reflected in the public records and that arise in the ordinary course of business;

(d) Customer Liens in the ordinary course of business; or

(e) Liens or imperfections on property, which do not materially detract from the title to, the value of, or materially interfere or impair any present or intended use of such property or assets.

Section 3.16. Intellectual Property.

(a) Schedule 3.16(a)(i) contains a true and complete list of each of the registrations and applications for registrations and other material Intellectual Property Rights included in the Owned Intellectual Property Rights and all Software owned by the Company or any Subsidiary that is (A) made available to any customer of the Company or any Subsidiary or other third party or (B) maintained or supported by the Company or any Subsidiary (the “Company Owned Software”). Schedule 3.16(a)(ii) contains a true and complete list of all material in-force agreements (excluding licenses for commercially available computer software that is generally available on nondiscriminatory pricing terms) and agreements with customers entered into in the ordinary course of business to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right (excluding any non-exclusive licenses granted to customers of the Company and its Subsidiaries in the ordinary course of business). Schedule 3.16(a)(iii) contains a true and complete list of (A) all agreements pursuant to which the Company or any of its Subsidiaries has provided source code containing or embodying any Company Owned Software to a third party and (B) all third parties to whom the Company or any of its Subsidiaries has granted a contingent right to receive source code containing or embodying any Company Owned Software, whether pursuant to an escrow arrangement or otherwise.

(b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the material Intellectual Property Rights that are used or held for use in the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof and are sufficient to conduct their business as currently conducted; provided, however, that the foregoing shall not be construed as a warranty of non-infringement. There exist no restrictions on the Company or any of its Subsidiaries on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights or impair the right of Buyer to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property Right of the Company or any of the Subsidiaries in any material respect.

(c) None of the Company and the Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party in any material respect. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Seller, threatened against, or affecting, the Company or any of the Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any of the Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. Except as set forth in Schedule 3.17(c), neither the Company nor any Subsidiary has received from any third party an offer to license any Intellectual Property Rights of such third party in connection with a claim of infringement of Intellectual Property Rights.

(d) None of the Owned Intellectual Property Rights and, to the knowledge of Seller, Licensed Intellectual Property Rights material to the operation of the business of the Company and the Subsidiaries has been adjudged invalid or unenforceable in whole or part and, to the knowledge of Mark Schreiber and Kurt Hoeksema, without inquiry, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(e) The Company and the Subsidiaries hold all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company’s and the Subsidiaries’ rights under the Licensed Intellectual Property Rights, free and clear of any Lien, other than Permitted Liens; provided, however, that nothing in this sentence shall be construed as a warranty of non-infringement.

(f) To the knowledge of Seller, no Person has infringed, misappropriated or otherwise violated in any material respect any Owned Intellectual Property Right. The Company and the Subsidiaries have taken reasonable steps to maintain the confidentiality of all confidential Intellectual Property Rights. To the knowledge of Seller, none of the Intellectual Property Rights of the Company or any of the Subsidiaries that are material to the business or operation of the Company or any of the Subsidiaries, as currently conducted, and the value of which to the Company or any Subsidiary is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any Subsidiary, all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

(g) To the actual knowledge of Seller, Mark Schreiber, Simon Mansell and Keith Van Eck, without inquiry, there are no viruses, worms, Trojan horses or similar programs in any of the Company Owned Software. None of the Software included in the Company Owned Software or distributed by the Company or any of the Subsidiaries contains any Software code that is licensed under any terms or conditions that require that any of the Company Owned Software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(h) The IT Assets operate and perform in a manner that permits the Company and the Subsidiaries to conduct their respective businesses as currently conducted. The Company and each Subsidiary take commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets (and the information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures, each of which have been shared with Buyer and (iv) virus detection.

(i) The Company and the Subsidiaries have complied at all times since December 31, 2009 in all material respects with Applicable Law relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries. The Company and the Subsidiaries have complied at all times since December 31, 2009 in all material respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to the foregoing. No claims have been asserted or threatened in writing, or to the knowledge of the Company otherwise asserted or threatened, against the Company or any of the Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures.

(j) With respect to all personal and user information referred to in Section 3.16(i), the Company and the Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with measures regarding technical and physical security) designed to ensure that such information is protected against loss and against unauthorized access, use, modification or disclosure. To the knowledge of Seller, there has been no unauthorized access, use, modification or disclosure of such information.

Section 3.17. Insurance Coverage. Seller has furnished to Buyer a list of, and true and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2007 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any Subsidiary. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 3.17, the Company and the Subsidiaries shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.18. Licenses and Permits. Schedule 3.18 correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries other than immaterial licenses, franchises, permits, certificates, approvals or authorizations that would be readily obtainable in the ordinary course without undue burden, (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except as set forth on Schedule 3.18, (i) the Permits are valid and in full force and effect except for such violations that would not, individually or in the aggregate, be material to the Company and the Subsidiaries taken as a whole, (ii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits except for such violations that would not, individually or in the aggregate, be material to the Company and the Subsidiaries taken as a whole and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Section 3.19. Sufficiency of Assets. Except as disclosed in Schedule 3.19, the properties and assets of the Company and the Subsidiaries comprise, in all material respects, all of the assets and properties of the Company and the Subsidiaries that are used in the conduct of their business as conducted on the date hereof and are sufficient to conduct their business as currently conducted.

Section 3.20. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.21. Employees. Schedule 3.21 sets forth, for each Company Employee (to the extent permitted by Applicable Law), such employee’s name, title, hire date, location, annual salary or wage rate, most recent annual bonus received, current annual bonus opportunity, whether full-time or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date) and whether exempt from the Fair Labor Standards Act. To the knowledge of Seller as of the date of this Agreement, no current Company Employee with a base annual compensation of more than $50,000 has indicated to

Seller, the Company or any of the Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

Section 3.22. Labor Matters. The Company and the Subsidiaries are, and have been since January 1, 2011, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes. Neither the Company nor any of the Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee. There are no unfair labor practice complaints pending or, to the knowledge of Seller, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of Seller, threatened against the Company or any of the Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby. Neither the Company nor any of the Subsidiaries has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates, in the absence of any contributing action by Buyer, the Company or any Subsidiary following the Closing, to have any liability or other obligation following the Closing Date under the WARN Act.

Section 3.23. Employee Benefit Plans.

(a) Schedule 3.23(a) lists each Company Employee Plan and specifies whether such plan is a US Plan or an International Plan. For each US Plan, the Company has furnished to Buyer a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current prospectus or summary plan description and all summaries of material modifications relating thereto; (iii) the most recent favorable determination or opinion letter from the IRS; (iv) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year; (v) the most recently prepared financial statements; (vi) all material documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor or any other Governmental Authority during the past three (3) years regarding any controversy, plan compliance issue or governmental audit; (vii) all current administrative and other service contracts and amendments thereto with third-party services providers; and (viii) all current employee handbooks, manuals and policies. For each International Plan, the Company has furnished to Buyer a copy of such plan. Promptly following the execution of this Agreement, to the extent not already provided, the Company shall furnish to Buyer for each International Plan such documents that are substantially comparable to the documents required to be provided in clauses (i) through (viii) above (after taking into account differences in Applicable Law and practices). Notwithstanding the foregoing, Seller shall not be responsible for furnishing such documents for an International Plan if, as of the date hereof, no applicable documents exist that are substantially comparable to the documents required to be provided in clauses (i) through (viii) above.

(b) None of the Company or any ERISA Affiliate sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the past sponsored, maintained or contributed to (or had any obligation to contribute to), or has any obligation with respect to any Company Employee Plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(c) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable IRS determination letter or is based on a prototype plan which has received a favorable IRS opinion letter, or has pending or has time remaining in which to file, an application for such letter from the IRS, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued. Each US Plan has been maintained in material compliance with its terms and Applicable Law, including ERISA and the Code. No action, suit, investigation, audit, proceeding or claim is pending against or involves or, to the knowledge of Seller, is threatened against or, to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority. To Seller’s knowledge, no events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of the Subsidiaries of any excise taxes.

(d) Neither the Company nor any of the Subsidiaries has any material liability in respect of, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider, except as required (i) to avoid excise tax under Section 4980B of the Code or (ii) under similar Applicable Law. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any US Plan providing medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any active Service Provider.

(e) All contributions, premiums and payments that are due have been made for each Company Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are or will be properly accrued to the extent required to be accrued under applicable accounting principles. There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller, the Company or any of the Subsidiaries relating to, or change in employee participation or coverage under, any Company Employee Plan that would impose a material increase in the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2012.

(f) No Company Employee Plan, individually or collectively, would give rise to the payment of any amount in connection with the transactions contemplated hereby that would not be deductible pursuant to the terms of Section 280G of the Code. Neither the Company nor any of the Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such Service Provider, including under Sections 409A or 4999 of the Code.

(g) Each International Plan (i) has been maintained in material compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, is in material compliance with all the requirements for such treatment, and (iii) if required, to any extent, to be fully funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit from the Company or any of its Affiliates, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of the Subsidiaries or, after the Closing, Buyer, to merge, amend or terminate any Company Employee Plan.

(i) Neither Seller nor any of his Affiliates, other than the Company and its Subsidiaries, has granted or promised to grant any current Service Provider any payments or benefits, including any bonus, retention, severance, retirement or job security payment or benefit (and, for the avoidance of doubt, there have been no such promises to grant any such payments or benefits).

Section 3.24. Environmental Matters. (a)(i) No written notice, notification, demand, request for information, citation, summons or order has been received by Seller, the Company or any Subsidiary, no complaint has been filed, no penalty has been assessed and no action, claim, suit or proceeding, or to the knowledge of Seller, investigation, is pending, or to Seller’s knowledge, threatened by any Governmental Authority or other Person against the Company or any Subsidiary, in each case alleging a violation by or asserting liability on the part of the Company or any Subsidiary under any Environmental Law.

(ii) There are no facts or conditions in respect of the operations of the Company or any Subsidiary, or any of their ownership or lease of any real property, which could reasonably be expected to result in or be the basis for any material claim or liability under Environmental Laws against or on the part of the Company or any Subsidiary.

(iii) No Hazardous Substance is present in, at, on, under or emanating from any property now or previously owned, leased or operated by the Company or any Subsidiary (or any of their respective predecessors), or has been sent by the Company or any Subsidiary (or any of their respective predecessors) for treatment or disposal at any other real property, in a quantity or condition that has given or could reasonably be expected to give rise to any remedial obligation or liability on the part of the Company or any Subsidiary under Environmental Laws.

(iv) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all required Environmental Permits; such Environmental Permits are valid and in full force and effect.

(b) There has been no environmental investigation, study, audit, test, review or other environmental analysis of the operations of the Company or any Subsidiary, or concerning any real property now or previously owned, leased or operated by the Company or any Subsidiary, conducted by Seller or otherwise in Seller’s or the Company’s possession or control, which has not been delivered to Buyer prior to the date hereof.

(c) Neither the Company nor any Subsidiary owns, leases or operates any real property in New Jersey or Connecticut.

Section 3.25. Taxes.

(a) Filing and Payment. Except as set forth on Schedule 3.25(a), (i) all material Company Returns have been filed when due in accordance with all Applicable Law; (ii) all Company Returns that have been filed were true and complete in all material respects; (iii) all Taxes shown as due and payable on any Company Return have been timely paid, or withheld and remitted, to the appropriate Taxing Authority; and (iv) the Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the withholding of Taxes.

(b) Procedures and Compliance. Except as set forth on Schedule 3.25(b), (i) all Company Returns relating to income Taxes filed through the Tax year ended December 31, 2008 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Company Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding or investigation now pending or to the knowledge of the Company or Seller threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset; (iv) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company or any of its Subsidiaries has been threatened, proposed or made by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened, proposed or made in an audit of any subsequent Tax period; and (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(c) Taxing Jurisdictions. Schedule 3.25(c) contains a list of all jurisdictions (whether foreign or domestic) to which any income Tax is properly payable by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has a permanent establishment in a jurisdiction where it does not currently file applicable Tax Returns.

(d) Tax Sharing, Consolidation and Similar Arrangements. Except as set forth on Schedule 3.25(d), (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or fiscal unity group; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by the Company or any of its Subsidiaries, regardless of whether such Tax is imposed on the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Post-Closing Tax Period.

(e) Certain Agreements and Arrangements. Except as set forth on Schedule 3.25(e), (i) neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; (ii) during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (iii) neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

(f) Post-Closing Attributes. Except as set forth on Schedule 3.25(f), (i) neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; (ii) none of the Company, any of its Subsidiaries, and any separate unit of the Company or any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code; (iii) neither the Company nor any of its Subsidiaries has an overall foreign loss within the meaning of Section 904(f); (iv) neither the Company nor any of its Subsidiaries will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code); and (v) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Company Return and has not yet filed such Company Return.

(g) Tax Classification. Except as disclosed on Schedule 3.25(g) each of GFT Global Markets UK LTD and GFT Global Markets Asia PTE LTD is, and has been since its date of incorporation, disregarded as an entity separate from its owner for U.S. federal income tax purposes. GFT, DMCC is, and has been since its date of incorporation, treated as a corporation for U.S. federal income tax purposes.

(h) Tax Exemptions. Schedule 3.25(h) contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

(i) Subchapter S Election and Status. The Company (and any predecessor of the Company) has been a validly electing S corporation, within the meaning of Sections 1361 and 1362 of the Code, at all times during its existence, and the Company will be an S corporation up to and including the Closing Date (or, if no Section 338(h)(10) Election is made, the day before the Closing Date). Except as disclosed on Schedule 3.25(i), the Company (and any predecessor of the Company) has qualified as an S corporation at all times during its existence, and the Company will qualify as an S corporation up to and including the Closing Date (or, if no Section 338(h)(10) Election is made, the day before the Closing Date), in all state and local jurisdictions in which the Company files Company Returns. The Company has no potential liability for any Tax under Section 1374 of the Code (or any similar provision of state or local Tax law).

(j) Thin Capitalization. Neither the Company nor any of its Subsidiaries is or could be treated as thinly capitalized for any Tax purpose, and there are no circumstances which could cause any Tax Authority to deny relief for any interest paid by the Company or any Subsidiary, and no such relief has been denied in fact.

(k) Degrouping Charges. The implementation of the transactions contemplated by this Agreement will not give rise to any degrouping charges for U.K. Tax purposes.

(l) Value Added Tax. The Company and each of its Subsidiaries: (i) has been registered for VAT at all times that it has been required to be so registered by VAT legislation, and any such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority, (ii) has complied fully with the terms of VAT legislation, (iii) obtains credit for all input tax paid or suffered by it, and (iv) is not and has not been treated as a member of a group for VAT purposes. All VAT, import duty and other Taxes payable by the Company or any of its Subsidiary upon the supply, acquisition, use or importation of goods or services, and all excise or customs duties payable in respect of any assets imported or owned by the Company or any of its Subsidiary have been paid in full.

Section 3.26. Acquisition for Investment. Seller is acquiring the Buyer Stock for investment for his own account and not with a view to, or for sale in connection with, any distribution thereof. Seller (either alone or together with his advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Buyer Stock and is capable of bearing the economic risks of such investment. Seller has consulted with his own legal, regulatory, tax, business, investment, financial and accounting advisers in connection with his acquisition of Buyer Stock and has had a reasonable opportunity to ask such questions as he has deemed necessary concerning Buyer, its financial condition and its results from operations and any such questions have been answered to his satisfaction. Seller has made his own investment decision based on his own judgment, due diligence and advice from such advisers as he has deemed necessary and not upon any view expressed by any other Person.

Section 3.27. Seller Status. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the SEC under the Securities Act. Seller is not a registered broker-dealer under Section 15 of the Exchange Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 13.03, except as set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation, is in good standing in each jurisdiction where such qualification is necessary and has all governmental Permits required to carry on its business as now conducted, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, be material to Buyer and its subsidiaries taken as a whole. Buyer has heretofore delivered to Seller true and complete copies of the certificate of incorporation and bylaws of Buyer as currently in effect.

Section 4.02. Authorization. Buyer has the legal capacity to enter into this Agreement, the Loan Agreement Documents, the Stockholder Agreement and the Employment Agreement (the “Buyer Agreements”). Assuming the due authorization, execution and delivery by the other parties hereto, the Buyer Agreements constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Applicable Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of the Buyer Agreements and the consummation of the transactions contemplated by the Buyer Agreements require no action by or in respect of, or filing with, any Governmental Authority other than (i) those listed on Schedule 4.03, (ii) immaterial, routine filings with or notices to Governmental Authorities that do not require approval and (iii) filings that are required on behalf of Seller, the Company or any of their respective Affiliates.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of the Buyer Agreements and the consummation of the transactions contemplated by the Buyer Agreements do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or any of its subsidiaries, (ii) assuming compliance with the matters referred to in Schedule 4.04, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any of its subsidiaries or to a loss of any benefit to which Buyer or any of its subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Buyer or any of its subsidiaries, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate have a Material Adverse Effect on Buyer and its subsidiaries taken as a whole, or (iv) result in the creation or imposition of any Lien on the assets of Buyer or its subsidiaries.

Section 4.05. Capitalization.

(a) The authorized capital stock of Buyer consists of 60,000,000 shares of Buyer Stock. There are 35,591,517 shares of Buyer Stock issued and outstanding.

(b) All outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 4.05(b), there are no outstanding (i) shares of capital stock or voting securities of Buyer, (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer or (iii) options or other rights to acquire from Buyer, or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer (the items in the foregoing clauses (i) – (iii) being referred to collectively as the “Buyer Securities”). There would be 35,591,517 shares of Buyer Stock outstanding on a fully diluted basis (not including 1,713,037 shares of treasury stock) assuming all Buyer Securities are fully exercised. There are no outstanding obligations of Buyer or any of its subsidiaries to repurchase, redeem or otherwise acquire any Buyer Securities.

Section 4.06. SEC Filings.

(a) Buyer has filed with or furnished to the SEC, and made available to Seller, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Buyer with the SEC since December 31, 2011 and any amendments thereto (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, the “Buyer SEC Documents”).

(b) As of its respective filing date, each Buyer SEC Document complied as to form in all material respects with all applicable requirements of the Securities Act, or the Exchange Act, as the case may be.

(c) As of its respective filing date, each Buyer SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning Buyer and its subsidiaries that is required to be disclosed in any documents or information filed or furnished by Buyer with the SEC and in other public disclosures by Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s SEC filings and other public disclosure documents.

(f) Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets and (ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.07. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included or incorporated by reference in the Buyer SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

Section 4.08. No Undisclosed Material Liabilities. To the knowledge of Buyer, there are no liabilities of Buyer or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability to Buyer or any of its subsidiaries, other than:

(a) liabilities described in the Buyer SEC Documents (excluding the risk-factors or such similar section contained therein);

(b) liabilities which are reasonably apparent from the disclosures contained in any of the Schedules to any person experienced in the industry of the parties hereto without any independent knowledge on the part of such person regarding the matter(s) so disclosed;

(c) liabilities incurred by Buyer or any of its subsidiaries since December 31, 2012 in the ordinary course of business; and

(d) other undisclosed liabilities, which, individually or in the aggregate, are not material to Buyer and its subsidiaries, taken as a whole.

Section 4.09. Litigation. There is no action, suit or similar proceeding, or to the knowledge of Buyer, any investigation, pending against, or to the knowledge of Buyer, threatened against or affecting Buyer or any subsidiary or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be material to Buyer or which in any material manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.10. Compliance with Laws and Court Orders.

(a) Neither Buyer nor any subsidiary of Buyer is in violation of, and has not since December 31, 2009 violated, and to the knowledge of Buyer is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and its subsidiaries taken as a whole. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Buyer or any of its subsidiaries that would reasonably be expected to be material to Buyer and its subsidiaries taken as a whole or that in any material manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Neither Buyer nor any of its subsidiaries, nor any director, officer, or employee, nor, to Buyer’s knowledge, any agent or representative of Buyer or of any of its subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any person (whether or not a government official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value; or

(iii) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so. Buyer and its subsidiaries have conducted their businesses in compliance with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(c) Neither Buyer nor any of its subsidiaries, nor any of their directors or officers, is an individual or entity that is, or is owned or controlled by a Person that is: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

(d) For the past five (5) years, neither Buyer nor any of its subsidiaries has engaged in, or is now engaged in, directly or to the knowledge of Buyer indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions with which such company is required to comply.

(e) Buyer and its subsidiaries and Affiliates are, and for the past five (5) years have been, in compliance with, and to Buyer’s knowledge have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls law.

Section 4.11. Licenses and Permits. Each of Buyer and any subsidiary of Buyer has all material Permits required for the conduct of their business as currently conducted by Buyer and its subsidiaries. Buyer and its subsidiaries are not in violation of any Permits except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and the subsidiaries taken as a whole.

Section 4.12. Buyer Stock. The Buyer Stock to be issued by Buyer hereunder have been duly authorized by Buyer and, when issued and delivered as provided herein, will be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Buyer’s certificate of incorporation or by-laws or any agreement to which Buyer or its subsidiaries are a party or are bound.

Section 4.13. Financial Capacity. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the payments required by Section 2.02(a) hereof and any other amounts to be paid by it hereunder.

Section 4.14. Acquisition for Investment. Buyer is purchasing the Shares for investment for Buyer’s own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.15. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS OF SELLER AND THE COMPANY

Seller and the Company agree that:

Section 5.01. Conduct of the Company. From the date hereof until the Closing Date, except as required or contemplated hereby or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed (it being understood and agreed in evaluating reasonableness, that Buyer has the right to consider the reasonableness of any requested action on the assumption that the Closing will occur and that such action will affect the Company after the Closing)) or required by Applicable Law:

(a) Except as otherwise provided in Schedule 5.01 and except for the declaration and payment by the Company of the dividend contemplated by Section 2.02(c), each of the Company and its Subsidiaries shall, and Seller shall cause each of the Company and the Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of its directors, officers and key employees, (iv) use commercially reasonable efforts to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice; and (vi) continue to make capital expenditures consistent with the capital expenditures budget of the Company set forth on Schedule 5.01 (the “Capex Budget”);

(b) without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, each of the Company and its Subsidiaries shall not, and Seller shall not permit the Company or any of the Subsidiaries to:

(i) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(ii) split, combine or reclassify any shares of capital stock of the Company or any Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, other than any distribution to Seller (x) of the items set forth on Schedule 3.19 or (y) pursuant to Section 2.02(c), or any Subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities, except for dividends by any Subsidiary on a pro rata basis to the equity owners thereof;

(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of any Subsidiary Securities to the Company or any other Subsidiary or (B) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the Capex Budget or otherwise reasonably determined by Seller to be necessary to respond to emergency-type situations involving life, health, personal safety or protection of property or otherwise necessary to preserve intact the business of the Company or any Subsidiary consistent with the obligations of Seller and the Company under Section 5.01(a) (provided that any liability in respect thereof is paid in full prior to the Closing);

(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business of the Company and the Subsidiaries in a manner that is consistent with past practice;

(vi) sell, lease, license or otherwise transfer, or create or incur any Lien, other than those Liens described in Sections 3.15(b), (c), (d), and (e), on any of the Company’s or any Subsidiary’s assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(vii) other than in connection with actions not prohibited by Section 5.01(b)(iv) or Section 5.01(b)(v), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(viii) create, incur, assume, or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof;

(ix) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any Subsidiary or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, any Subsidiary, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(x) enter into, amend or modify in any material respect or terminate any contract required to be disclosed by Section 3.12, other than in the ordinary course of business, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of the Subsidiaries;

(xi) (A) grant or increase any severance, retention, retirement job security or termination pay to (or amend any existing arrangement with) any current or former Service Provider, (B) grant any equity or equity-based compensation to, or discretionarily accelerate the vesting or payment of any such award held by, any current or former Service Provider, (C) establish, adopt or amend (except as required by Applicable Law) any Company Employee Plan or Collective Bargaining Agreement, (D) increase compensation, bonus or other benefits payable to any current or former Service Provider (other than Seller) other than increases in the ordinary course of business consistent with past practice, (E) hire any employees other than to fill vacancies arising due to terminations of employment of employees below the level of manager or with base compensation of less than $75,000 or (F) terminate the employment of any employees at the level of manager or above or with base compensation of $100,000 or more, in each case other than for cause (provided that, for purposes of this Section 5.01(b)(xi), any action taken by Seller and its Affiliates shall be deemed to be an act of the Company and its Subsidiaries);

(xii) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(xiii) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Subsidiary, (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xiv) make or change any material Tax election, change any annual accounting period, adopt or change any method of accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, take or allow any action other than the sale of the Company’s stock pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code or, if it would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company, any of the Subsidiaries, Buyer or any Affiliate of Buyer with respect to a Post-Closing Tax Period, take or omit to take any other action outside of the ordinary course of business;

(xv) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any material respect at, or as of any time before, the Closing Date, in each case other than in the ordinary course of business or pursuant to its obligations under Section 5.01(a); or

(xvi) agree, resolve or commit to do any of the foregoing.

Section 5.02. Access to Information; Confidentiality.

(a) Except for (x) information that, if provided, would, in the judgment of Seller’s legal counsel, adversely affect the ability of Seller or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar privilege, (y) for information relating to communications regarding the divestiture of the Company, any Subsidiary and/or their business (including information relating to the identity of other Persons expressing an interest in acquiring the Company, any Subsidiary and/or their business and the terms of such proposals) or (z) information that, in the reasonable opinion of Seller’s legal counsel, the disclosure of which may result in a violation of any Applicable Law or order, from the date hereof until the Closing Date, Seller will, at reasonable times and upon reasonable notice, (i) give, and will cause the Company and each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries and to the books and records of Seller relating to the Company and the Subsidiaries, (ii) furnish, and will cause the Company and each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller or the Company or any Subsidiary to cooperate with Buyer in its investigation of the Company or any Subsidiary. None of Buyer, any Affiliate of

Buyer or any representative of the foregoing shall, directly or indirectly, contact or communicate with any employees or consultants of the Company or any of its Subsidiaries or any third party that has business dealings with the Company or any of its Subsidiaries (including customers, suppliers and lessors) with respect or relating to the transactions contemplated hereby, except with the prior written consent of Seller or the Company in each instance (which consent shall not be unreasonably withheld or delayed), and with a representative of Seller jointly participating in any such communication. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder. Buyer and its Affiliates and representatives shall treat all information obtained from or on behalf of Seller, the Company or any of its Subsidiaries as “Confidential Information” under the Mutual Nondisclosure Agreement dated December 5, 2012 by and between Global Futures & Forex Ltd. and GAIN Capital Holdings, Inc. (the “Confidentiality Agreement”) and Buyer shall continue to honor, and cause its representatives to honor, the obligations thereunder for such time and under such conditions as are required under the Confidentiality Agreement.

(b) After the Closing, Seller and his Affiliates, will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or his Affiliates, or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Company and the Subsidiaries. The obligation of Seller and his Affiliates to hold any such information in confidence shall be satisfied if Seller shall exercise the same care with respect to such information as they would take to preserve the confidentiality of his own similar information.

(c) On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access, at reasonable times and upon reasonable notice, to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or any Subsidiary; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.

Section 5.03. Notices of Certain Events. Seller shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller or the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that, to the actual knowledge of Gary Tilkin, Mark Schreiber, Simon Mansell and, with respect to the specific representations and warranties set forth opposite their names, the individuals set forth in Schedule 5.03(d) without inquiry, would reasonably be expected to cause the conditions set forth in Section 10.02(a) and Section 10.02(d) not to be satisfied; and

(e) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.04. Noncompetition.

(a) Seller agrees that neither he nor any Affiliate, other than an Excluded Affiliate, shall (i) for a period of 5 years after the Closing Date, engage, either directly or indirectly, as a principal or for his or its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association in any business that competes with the business of the Company as conducted on the date hereof or at the Closing Date; provided that Seller’s passive ownership of less than 10% of the outstanding equity securities of any corporation, joint stock organization or other business organization shall not be deemed to be a violation of this Section 5.04; or (ii) for a period of 3 years after the Closing Date, employ or solicit, or receive or accept the performance of services by any current employee of the Company or any Subsidiary, provided that Seller or any such Affiliate shall not be deemed to have made a solicitation in violation of the foregoing (1) merely because he or such Affiliate made a general solicitation by newspaper or Internet or a similar advertisement not specifically targeted at any such persons or via an executive search firm that was not encouraged or instructed by Seller or such Affiliate to undertake a solicitation of any such person so long as such solicitation does not result in a breach of the restriction on hiring such person or (2) if such solicitation is for a position with Buyer or any of its subsidiaries. In addition, the restrictions set forth in Section 5.04(a)(ii) shall not apply to any person whose employment or other relationship with Buyer, the

Company or any Subsidiary was terminated by Buyer, the Company or any such Subsidiary more than 6 months prior to the date of solicitation or employment by Seller.

(b) If any provision contained in this Section 5.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section 5.04 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.04 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section 5.04 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to seek injunctive relief requiring specific performance by Seller of this Section 5.04, and Seller consents to the entry thereof.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Confidentiality. All documents, materials and other information that Buyer shall have obtained, reviewed or had access to regarding Seller, the Company and any Subsidiary (i) during the course of negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement) or (ii) pursuant to Section 5.02, shall be held in confidence pursuant to the Confidentiality Agreement, provided that Buyer’s Obligations set forth in this Section 6.01 shall terminate as of the Closing.

Section 6.02. Access to Information. On and after the Closing Date, except for (x) information that, if provided, would in the judgment of Buyer’s legal counsel, adversely affect the ability of Buyer or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar privilege unless Seller shall also have rights with respect to any such privilege pursuant to Section 13.13, or (y) information that, in the reasonable opinion of Buyer’s legal counsel, the disclosure of which may result in a violation of Applicable Law or order, Buyer will cause the Company and each Subsidiary to afford promptly to Seller and his agents reasonable access to the properties, books, records, employees and auditors of the Company, its Subsidiaries and Buyer to the extent necessary to permit Seller to determine any matter relating to his rights and obligations hereunder or to any period ending on or before the Closing Date or in connection with any audit, investigation or litigation, provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Except as otherwise required by Applicable Law, Seller will hold, and will use his best efforts to cause his employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Company or any Subsidiary provided pursuant to this Section. The obligation of Seller to hold any such information in confidence shall be satisfied if Seller shall exercise the same care with respect to such information as he would take to preserve the confidentiality of his own similar information.

ARTICLE 7

COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Company’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this

Agreement; provided, however, that such action shall not include any requirement of Buyer, Seller or any of their respective Affiliates (including the Company and the Subsidiaries) to expend money (other than incidental fees and expenses), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

Section 7.02. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03. Public Announcements. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may, in the reasonable judgment of the releasing party, be required by Applicable Law or any rule or regulation of any national securities exchange on which securities of the releasing party are listed, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and (b) that Buyer, Seller and their respective Affiliates may make such announcements to their respective employees. The parties agree to keep the terms of this Agreement confidential, except to the extent required by Applicable Law or any rule or regulation of any national securities exchange on which securities of the releasing party are listed or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

Section 7.04. Related-Party Accounts. Except as otherwise provided in Schedule 7.04, all related-party accounts between Seller or his Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such related-party accounts) in the manner provided in this Section 7.04. At least five (5) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such account balances based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying charges and transactions. All such account balances shall be paid in full in cash prior to the Closing.

Section 7.05. Leases. Prior to Closing, Seller shall cause the applicable landlord of the Michigan Leases, each an Affiliate of Seller, to execute and deliver to Buyer amendments to the Michigan Leases, in form reasonably satisfactory to Buyer (i) granting the Company the right to terminate any of the Michigan Leases for the East Fulton locations at any time upon no less than six (6) months’ prior written notice to such landlord, (ii) providing that the Michigan Lease for the Kenmore location shall terminate at the end of the thirtieth month following the Closing Date and (iii) granting the Company the right to sub-lease the premises covered by the Michigan Lease for the Kenmore location to no more than 3 sub-leasees with the consent of such landlord, such consent not to be unreasonably withheld or delayed (the “Michigan Lease Amendments”).

ARTICLE 8

TAX MATTERS

Section 8.01. Taxes.

(a) At the sole option of Buyer which shall be exercised by providing written notice to Seller, within thirty (30) days after the Closing, a valid election under Section 338(h)(10) of the Code and/or any comparable elections under state or local Tax law (each, a “Section 338(h)(10) Election”) shall be made with respect to the purchase and sale of the Company stock hereunder. The ADSP (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company shall be allocated in accordance with the allocation statement attached hereto as Exhibit D (the “Allocation Statement”) and the Treasury regulations promulgated under Section 338(h)(10). To the extent an adjustment is made pursuant to Article 2 with respect to the Purchase Price shown on the Allocation Statement, the Allocation Statement shall be adjusted in accordance with the Treasury regulations under Section 338(h)(10) and as mutually agreed by Buyer and Seller. In the event that an agreement as to such adjustment is not reached within twenty (20) days after the final determination of the Final Closing Statement, any disputed items shall be resolved by a nationally recognized accounting firm, jointly retained by Buyer and Seller. The cost, fees and expenses of such accounting firm shall be borne equally by Buyer and Seller.

(b)

(i) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company or any of its Subsidiaries that do not include any Post-Closing Tax Period. Seller shall permit Buyer to review and comment on each such material Tax Return prior to filing it and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Buyer. To the extent permitted by Applicable Law, Seller shall include any income, gain, loss, deduction or other Tax items for such periods on his Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Seller for such periods. Any Covered Taxes shown as due and payable on any such Tax Returns shall be paid by Seller.

(ii) Except as set forth in Section 8.01(b)(i) and Section 8.01(c), Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each of its Subsidiaries. Unless there is not a more likely than not position with respect to an item on such Tax Return, all Tax Returns that Buyer is required to file or cause to be filed in accordance with this Section 8.01(b)(ii) that relate to any Pre-Closing Tax Period shall be prepared and filed in a manner consistent with past practice. With respect to any such material Tax Return to be filed by Buyer, not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide Seller with a draft copy of such Tax Return for Seller’s review and approval, which approval shall not be unreasonably withheld. Any Covered Taxes for any Tax period with respect to which such Tax Returns were filed shall be promptly paid to Buyer or, at Buyer’s request, to the applicable Taxing Authority.

(c) All Transfer Taxes incurred in connection with transactions contemplated by this Agreement shall be borne one-half by Buyer and one-half by Seller when due, and both parties shall, at their own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by Applicable Law, both parties shall cause their respective affiliates to, join in the execution of any such Tax Returns.

(d) None of Buyer and any Affiliate of Buyer shall (or shall cause or permit the Company or any Subsidiary to) make or change any Tax election or amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return of the Company or any Subsidiary with respect to any Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld.

Section 8.02. Cooperation on Tax Matters.

(a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes, in each case in connection with the Company or any Subsidiary. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Buyer and Seller further agree, upon request, to use all commercially reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any of its Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

Section 8.03. Tax Indemnification.

(a) Seller hereby indemnifies each Buyer Indemnified Party against and agrees to hold each Buyer Indemnified Party harmless from any Covered Tax and any Damages arising out of or incident to the imposition, assessment or assertion of any Covered Tax (together, a “Tax Loss”).

(b) For purposes of the determination of the Covered Tax described in Clause (A) of the definition thereof in respect of a Straddle Tax Period, (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, the definition of Covered Tax shall be deemed to include the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income (which, for the avoidance of doubt, includes capital gains) and any gross receipts, sales or use Tax, the definition of Covered Tax shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

(c) Buyer agrees to give prompt notice to Seller of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder that Buyer deems to be within the ambit of this Section 8.03 (specifying with reasonable particularity the basis therefor) and will give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense, (i) participate in and (ii) with respect to any suits, actions or proceedings (including Tax audits) that relate solely to Pre-Closing Tax Periods, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (A) Seller shall have furnished Buyer with evidence that Seller has adequate resources to defend such suit, action or proceeding and fulfill its indemnity obligations hereunder, (B) Seller shall thereafter consult with Buyer upon Buyer’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (C) Seller shall not, without Buyer’s consent, which consent shall not be withheld unreasonably, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Buyer or any of its Affiliates. Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller and Seller shall not assert that the Tax Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not subject to indemnification. Buyer shall not settle any suit, action or proceeding in respect of which indemnity may be sought hereunder without the consent of Seller, which consent shall not be withheld unreasonably. Seller shall pay the fees and expenses of counsel employed by Buyer for any period during which Seller has not assumed the defense of a suit, action or proceeding (including any Tax audits) that relate solely to Pre-Closing Tax Periods or covered Taxes. Whether or not Seller chooses to defend or prosecute any claim, each party shall cooperate, and cause their respective Affiliates to cooperate in the defense or prosecution thereof.

(d) Seller shall not be liable under this Section 8.03 with respect to any Tax resulting from a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under Section 8.03(c) to the extent Seller’s liability under this Section 8.03 is adversely affected as a result thereof. No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Seller of any liability hereunder.

(e) Any claim of any Buyer Indemnified Party under this Section 8.03 may be made and enforced by Buyer on behalf of such Buyer Indemnified Party.

(f) Except to the extent resulting from the carryback of any Tax Asset arising in Post-Closing Tax Period, if Buyer, the Company or any of the Company’s Subsidiaries receives any refund of, or any amount credited against, any Tax that relates to a Pre Closing Tax Period, Buyer shall (A) in the case of a refund, pay Seller the amount of any such refund, reduced by any net Tax required under Applicable Law to be paid by Buyer, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates with respect thereto and net of any Tax effect on Buyer, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates attributable to the reduction in any Tax Asset as a result of the receipt of such refund (other than any Tax Asset of the Company or any of the Company’s Subsidiaries that arose in a Pre-Closing Tax Period), and (B) in the case of a credit, pay to Seller at such time or times as such credit is actually utilized, the excess of (I) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) by Buyer, the Company or any of the Company’s Subsidiaries in the absence of such credit over (II) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by Buyer, the Company or any of the Company’s Subsidiaries. Buyer shall take such steps as may be reasonably available to secure any refund or credit (i) set forth on Schedule 8.03(f) or (ii) if Seller has notified Buyer of the availability of such refund or credit and Buyer reasonably determines that such refund or credit is allowable.

(g) Any indemnification obligation pursuant to this Article 8 shall be satisfied as follows: (i) first, by a reduction in the outstanding amount of the Term Loan by the full amount of such indemnification obligation and (ii) second, by recourse directly against the Seller to the extent such indemnification obligation cannot be satisfied by the outstanding amount of the Term Loan (giving effect to all other indemnification obligations of Seller outstanding at such time).

Section 8.04. Certain Disputes. Disputes that arise under this Article 8 and are not resolved by mutual agreement within thirty (30) days shall be resolved by a nationally recognized expert in the relevant area with no material relationship with Buyer, Seller or their Affiliates (the “Referee”), chosen and mutually acceptable to both Buyer and Seller within five (5) days of the date on which the need to choose the Referee arises. The Referee shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Referee shall be borne equally by Buyer and Seller.

Section 8.05. Purchase Price Adjustment and Interest. Any amount paid by Seller or Buyer under Article 8 or Article 11 will be treated as an adjustment to the Purchase Price.

ARTICLE 9

EMPLOYEE BENEFITS

Section 9.01. Employee Benefits.

(a) Following the Closing Date, subject to Applicable Law, for purposes of vesting, eligibility to participate and levels of benefits under the employee benefit plans of Buyer and its subsidiaries (other than under defined benefit retirement plans, postretirement plans providing medical or dental benefits and any equity compensation plans), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Company Employee Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Buyer shall waive, or cause to be waived, any preexisting conditions, limitations, exclusions, actively at work requirements and waiting periods to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods are waived under any comparable Company Employee Plan prior to the Closing Date and use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing Date occurs.

(b) Effective as of the Closing Date, Buyer and its Affiliates (including the Company and its Subsidiaries) shall have responsibility and liability for all Company Employee Plans. On and after the Closing Date, Buyer and its Affiliates (including the Company and its Subsidiaries) shall be responsible for providing any Continuing Employee (and such employee’s “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) who has a “qualifying event,” within the meaning of Section 4980B(f) of the Code, under any Company Employee Plan on or after the Closing Date with the continuation of group health coverage required by Section 4980B(f) of the Code to the extent required by Applicable Law.

(c) Buyer and its Affiliates (including the Company and the Subsidiaries) shall be responsible for all liabilities or obligations under the WARN Act resulting from the Closing or from the actions of Buyer and its Affiliates (including the Company and the Subsidiaries) following the Closing.

(d) Buyer and Seller shall cooperate and coordinate with respect to employee communications in connection with the transactions contemplated by this Agreement and their impact on the Company Employees.

(e) Nothing contained in this Section 9.01, expressed or implied, is intended to confer upon any Company Employee any right to employment or continued employment with Buyer or any of its subsidiaries for any period by reason of this Agreement. Regardless of anything else contained herein, the parties do not intend for this Agreement to amend any employee benefit plans or arrangements or create any rights or obligations except between the parties. In addition, and without limiting the generality of Section 13.09, the provisions of this Agreement, in particular this Section 9.01, are solely for the benefit of the parties to this Agreement, and no current or former Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any Applicable Law shall prohibit the consummation of the Closing.

(b) All consents, authorizations or approvals from the Governmental Authorities referred to in Schedule 3.03 and Schedule 4.03 shall have been received without any adverse change (excluding such changes that are de minimis in nature) in the terms of any licenses granted by such Governmental Authorities, in each case in form and substance reasonably satisfactory to Seller and Buyer, and no such consent, authorization or approval shall have been revoked or modified.

Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Seller and the Company shall have performed in all material respects all of their respective obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller and the Company contained in this Agreement (disregarding all exceptions therein for materiality and Material Adverse Effect) shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time (or, in the case of representations and warranties that relate to a specific date, as of such date) with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries taken as whole, and (iii) Buyer shall have received a certificate signed by Seller to the foregoing effect.

(b) There shall not be threatened in writing, instituted or pending any action or proceeding by any Governmental Authority, (i) seeking to restrain, prohibit or otherwise materially interfere with the consummation of the transactions contemplated hereby or the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of the Company or any Subsidiary or of Buyer or any of its Affiliates, (ii) seeking to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Company or any Subsidiary or of Buyer or any of its Affiliates, (iii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Seller or any of his Affiliates on all matters properly presented to the Company’s stockholders or (iv) seeking to require divestiture by Buyer or any of its Affiliates of any Shares or any business or assets of Buyer or any of its Affiliates.

(c) There shall not be any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Shares, by any Governmental Authority, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in Sections 10.02(b)(i) through 10.02(b)(iv).

(d) There shall not have occurred, arisen or otherwise become known since the date hereof any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

(e) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

(f) Seller shall have delivered to Buyer a certification, signed under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that the Seller is not a “foreign person” as defined in Section 1445 of the Code.

(g) Seller shall have executed an effective, irrevocable election under Section 338(h)(10) of the Code in form and substance satisfactory to Buyer and Seller shall have delivered all documents in connection therewith as the Buyer may reasonably request.

(h) The Stockholder Agreement and the Michigan Lease Amendments shall be in full force and effect.

(i) Buyer shall be reasonably satisfied that no applicable regulator in the countries listed on Schedule 10.02(i) shall have objected or would be reasonably expected to object to (x) the Closing, (y) the transactions contemplated hereby or (z) the operation of the combined business of Buyer and Seller as it is currently expected to be conducted after the Closing.

Section 10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its respective obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement (disregarding all exceptions therein for materiality and Material Adverse Effect) shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time (or, in the case of representations and warranties that relate to a specific date, as of such date) with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect on Buyer, and (iii) Seller shall have received a certificate signed by a senior executive officer of Buyer to the foregoing effect.

(b) There shall not be threatened in writing, instituted or pending any action or proceeding by any Governmental Authority seeking to restrain, prohibit or otherwise materially interfere with the consummation of the transactions contemplated hereby.

(c) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

(d) There shall not have occurred, arisen or otherwise become known since the date hereof any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Buyer and its subsidiaries taken as a whole.

(e) The Stockholder Agreement shall be in full force and effect.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant to Section 10.02(a) or 10.03(a) shall survive the Closing until the 18th month anniversary of the Closing Date; provided that the representations and warranties in (x) Section 3.01 (Corporate Existence and Power), Section 3.02 (Authorization), Section 3.03 (Governmental Authorization), Section 3.04 (Noncontravention), Section 3.20 (Finders’ Fees), Section 3.23 (Employee Benefit Plans), Section 3.25 (Taxes) (collectively, the “Seller Fundamental Representations”) and (y) Section 4.01 (Corporate Existence and Power), Section 4.02 (Authorization), Section 4.03 (Governmental Authorization), Section 4.04 (Noncontravention) and Section 4.12 (Finders’ Fees) (collectively, the “Buyer Fundamental Representations”), shall survive indefinitely or in the case of the representations and warranties in Sections 3.23 or 3.25, thirty (30) days after the expiration of any applicable statute of limitations with respect to matters addressed by such sections and; provided further that the representations and warranties in Section 3.24 (Environmental Matters) shall survive the Closing until the 6th year anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing and be effective indefinitely or for such shorter period explicitly specified therein, provided that a party may bring a claim for a breach prior to the expiration of a covenant or agreements with such a shorter period of effectiveness at any time after the expiration of such shorter period of effectiveness until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation or warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity setting forth in reasonable detail the specific facts and circumstances relating to the claim for indemnity and the Section of this Agreement upon which the claim for indemnification is based, shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02. Indemnification.

(a) Effective at and after the Closing, Seller hereby indemnifies Buyer, its Affiliates and their respective successors and assignees and, effective at the Closing, without duplication, the Company, each Subsidiary and their respective successors and assignees (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of the Buyer Indemnified Parties harmless from any and all Damages whether involving a Third Party Claim or a claim solely between the parties hereto, incurred or suffered by any Buyer Indemnified Party arising out of (x) any misrepresentation or breach of warranty contained in this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller or the Company pursuant to this Agreement (other than a representation, warranty, covenant or agreement made or to be performed pursuant to Section 3.25 or Article 8); provided that with respect to indemnification by Seller for Warranty Breaches pursuant to this Section 11.02(a), (i) except in respect of Warranty Breaches of Seller Fundamental Representations and Section 3.24, Seller shall only be liable for any Damages incurred by the Buyer Indemnified Parties to the extent that (A) the amount of Damages suffered by Buyer Indemnified Parties related to each individual claim or group of related claims exceeds $25,000 (it being understood that such amount shall be a deductible for which Seller shall bear no indemnification responsibility) and (B) the aggregate amount of such Damages exceeds $750,000 (it being understood that such amount shall be a deductible for which Seller shall bear no indemnification responsibility), and (ii) except in respect of Warranty Breaches of Seller Fundamental Representations (other than Section 3.23), Seller’s maximum liability shall not exceed $12,500,000, and (y) those matters set forth on Schedule 11.02 (the “Specified Matters”). Notwithstanding the foregoing, in the event of a final determination that Seller is obligated to indemnify any Buyer Indemnified Party, Seller’s liability with respect to any such indemnification obligation (x) that is based upon any representation or warranty (other than a Seller Fundamental Representation) shall be satisfied solely by a reduction in the outstanding amount of the Term Loan by the full amount of such indemnification obligation, with such reduction in the amount of the Term Loan being the exclusive remedy of the Buyer Indemnified Parties with respect to such obligation (except as described in the proviso below) and (y) that is based upon a Seller Fundamental Representation shall be satisfied as follows: (i) first, by a reduction in the outstanding amount of the Term Loan by the full amount of such indemnification obligation and (ii) second, by recourse directly against the Seller to the extent any indemnification obligation subject to this clause (y) cannot be satisfied by the outstanding amount of the Term Loan (giving effect to all other indemnification obligations of Seller outstanding under this Agreement at such time); provided that to the extent any indemnification obligation subject to this clause (y) or Article 8 is satisfied by a reduction in the amount of the Term Loan pursuant to clause (y)(i) above or

Section 8.03(g)(ii) and the remaining outstanding amount of the Term Loan is less than the amount of any indemnification obligations subject to clause (x), then Buyer shall have a right of direct recourse against Seller in respect of such indemnification obligations subject to clause (x) but solely with respect to the amount of the deficiency created by the reduction of the Term Loan principal in respect of indemnification obligations subject to Article 8 and clause (y).

(b) Effective at and after the Closing, Buyer hereby indemnifies Seller, his Affiliates and their respective successors and assignees (collectively, the “Seller Indemnified Parties”) against and agrees to hold each of the Seller Indemnified Parties harmless from any and all Damages, incurred or suffered by any Seller Indemnified Party arising out of (x) any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than a representation, warranty, covenant or agreement made or to be performed pursuant to Article 8); provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section 11.02(b), (i) except in respect of Warranty Breaches of Buyer Fundamental Representations, Buyer shall only be liable for any Damages incurred by the Seller Indemnified Parties to the extent that (A) the amount of Damages suffered by Seller Indemnified Parties related to each individual claim or group of related claims exceeds $25,000 (it being understood that such amount shall be a deductible for which Buyer shall bear no indemnification responsibility) and (B) the aggregate amount of such Damages exceeds $750,000, and (ii) except in respect of Warranty Breaches of Buyer Fundamental Representations, Buyer’s maximum liability shall not exceed $12,500,000, (y) for three (3) years following the Closing Date, any claims brought against Seller or any of its Affiliates by any Continuing Employee that are due to or caused by Buyer’s failure to comply with Applicable Law when taking actions with respect to Continuing Employees following the Closing Date and (z) the excess, if any, of any reserve related to item #3 on Schedule 11.02 included in the Closing Working Capital, as finally determined pursuant to Section 2.04 over all amounts incurred by the Company, Buyer or any of their respective affiliates after the Closing (including reasonable attorney’s and other professional fees) to settle all claims related to or arising out of item #3 on Schedule 11.02; provided that Buyer’s indemnification obligations under this clause (z) may be satisfied, at Buyer’s election, by increasing the outstanding amount of the Term Loan by the amount of such excess, if any.

Section 11.03. Third Party Claim Procedures.

(a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party in respect of which indemnity may be sought under such Section (each, a “Third Party Claim”). Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the

Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. Thereafter, the Indemnified Party shall from time to time deliver to the Indemnifying Party (if the Indemnifying Party assumed control of the defense pursuant to Section 11.03(b) below) promptly following receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim. An Indemnified Party’s failure to timely provide notice or copies of documents shall not relieve the Indemnifying Party from its indemnification obligations, except to the extent the Indemnifying Party is actually and demonstrably prejudiced as a result of such failure.

(b) The Indemnifying Party shall, subject to the limitations set forth in this Section, be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 11 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party (so long as such counsel is reasonably acceptable to the Indemnifying Party) if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 11.03(b)(i) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 11.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim actively and in good faith.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 11.03(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim unless the settlement (i) expressly and unconditionally releases the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim and (ii) does not impose injunctive or other equitable relief against the Indemnified Party or any of its Affiliates; provided that no such prior written consent shall be required with respect to a settlement of any matter listed in Schedule 11.02 so long as such settlement does not impose injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and the applicable indemnification remains in effect with respect to any liabilities and obligations not released.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, it being understood, however, that the Indemnifying Party shall control such defense. The fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f) If the Indemnified Party is controlling the defense of a Third Party Claim, (i) the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim together with separate counsel of its choice for such purpose, it being understood, however, that the Indemnified Party shall, subject to the limitations set forth in clause (ii), control such defense and (ii) the Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

(g) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall retain and furnish or cause to be retained and furnished such records and information and provide testimony, make employees reasonably available and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the

Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.07.

Section 11.05. Exclusive Remedy. From and after the Closing, except as set forth in Section 8.03 or with respect to fraud, the indemnification provisions of this Article 11 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Buyer’s investigation of Seller, the Company, the Subsidiaries and their business, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant to this Agreement or the performance by the parties of its or their terms, and no other remedy shall be had (all of which are hereby waived) pursuant to any contract, misrepresentation, negligence, strict liability or tort theory of Law or equity, violation of Applicable Law or otherwise by any party and its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under Applicable Law. Seller agrees to waive any and all indemnification rights arising under the certificate of incorporation, bylaws or any other organizational document of the Company or any Subsidiary or under any Contract with the Company or any Subsidiary, in each case, in connection with the transactions contemplated by this Agreement in respect of matters to which a Buyer Indemnified Party asserts a claim for indemnification under Section 8.03 or Article 11 of this Agreement.

Section 11.06. Offset for Reserves. The obligation of Seller to indemnify the Buyer Indemnified Parties against any Damages under Section 11.02 shall be reduced by the full amount of any reserve, provision or allowance (in the form of an accrued liability or an offset to an asset or similar item) that was reflected in the calculation of the Closing Working Capital solely to the extent it related to the matter for which Seller would otherwise be required to provide such indemnification.

Section 11.07. Insurance/Net Tax Benefits. (a) The indemnification obligations of an Indemnifying Party under this Article 11 shall be adjusted so as to give effect to any amounts actually recovered by the Indemnified Party under applicable policies of insurance acquired by the Company prior to the Closing Date (net of any expenses of collection) that provide coverage against the circumstances giving rise to such claim.

(b) If any Indemnified Party actually realizes a net Tax benefit (i.e., an actual reduction of Tax liability of the Indemnified Party or an actual refund received by the Indemnified Party (reduced by any actual liability of such Indemnified Party for Taxes resulting from the accrual or receipt of such refund or any payment by such Indemnified Party pursuant to this Section 11.07(b))) for the year with respect to which a claim for Damages was paid by the Indemnifying Party and arising from the incurrence or payment of such Damages, the Indemnified Party shall pay such net Tax benefit to the Indemnifying Party. In computing the amount of any such net Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any such Damages. The Indemnified Party shall pay any amount required pursuant to this Section 11.07(b) promptly after (i) in the case of a refund, the receipt of such refund and (ii) in the case of a reduction in the Tax liability of the Indemnified Party, the filing of the Tax Return reflecting such reduced Tax liability.

Section 11.08. Mitigation. Each of the parties agrees to take all commercially reasonable steps to mitigate their respective Damages upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Damages that are indemnifiable under this Article 11.

ARTICLE 12

TERMINATION

Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer if the Closing shall not have been consummated on or before October 24, 2013; or

(c) by either Seller or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 12.01(b) or Section 12.01(c) shall give notice of such termination to the other party.

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided the provisions of Section 6.01, Section 13.03, Section 13.06, Section 13.07 and Section 13.08 shall survive any termination hereof pursuant to Section 12.01, and provided further that if such termination shall result from the willful or knowing failure of either party to perform its obligations hereunder, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure.

Section 12.03. Post-termination Obligations. Upon delivery of a valid notice of termination in accordance with Section 12.01:

(a) the transactions contemplated hereby shall be terminated, without further action by any party; and

(b) all information relating to Seller, the Company, the Subsidiaries, their business or the transactions contemplated hereby received or accumulated by Buyer or its representatives shall be treated as “Confidential Information” in accordance with the Confidentiality Agreement (as supplemented by this Agreement), which shall remain in full force and effect in accordance with its terms, as supplemented by this Agreement, notwithstanding the termination of this Agreement.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Gain Capital Holdings Inc.

135 US Highway 202/206

Suite 11

Bedminster, NJ 07921

Attention: Diego Rotsztain

Facsimile No.: (866) 861-1673

drotsztain@gaincapital.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Leonard Kreynin

Facsimile No.: (212) 701-5800

leonard.kreynin@davispolk.com

if to Seller, to:

Gary L. Tilkin

618 Kenmoor Ave S.E.

Grand Rapids, MI 49546

Facsimile No.: (616) 974-3663

gary.tilkin@gftmarkets.com (prior to Closing)

garytilkin618@gmail.com (after Closing)

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: John O’Hare

Facsimile No.: (312) 853-7036

johare@sidley.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern Time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of either the Seller Disclosure Schedule or the Buyer Disclosure Schedule (the “Disclosure Schedules”) shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent. The Schedules and Exhibits to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement. The Schedules to this Agreement are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed, and any fact or item disclosed in the Schedules to this Agreement shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and no disclosure in the Schedules to this Agreement relating to any possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References in any Schedules to this Agreement to any Contract, plan, instrument, document or legal proceeding are qualified in their entirety by reference to more detailed information in documents attached thereto or previously delivered or made available to Buyer and its representatives. After the date hereof and prior to the Closing, Seller shall have the right to supplement, modify or update the Schedules to this Agreement solely to reflect actions taken by the Company to the extent permitted by Section 5.01. Seller’s right to supplement, modify or update the Schedules to this Agreement pursuant to the previous sentence shall include the right to add new Schedules to this Agreement that qualify representations and warranties set forth in Article 3 that do not currently reference any Schedule to this Agreement. Upon delivery of any such supplements, modifications or updates, the Schedules to this Agreement shall be deemed amended for all purposes of this Agreement; provided, however, that, solely for purposes of determining whether the condition set forth in Section 10.02(a) is satisfied, the Schedules to this Agreement shall be deemed to include only the information contained in the Schedules to this Agreement as of the date of this Agreement.

Section 13.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto.

Section 13.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.07. Jurisdiction. Except as set forth in Section 2.04(c), the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United

States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.10. Entire Agreement. This Agreement, the Stockholder Agreement, the Loan and Security Agreement and the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER BUYER, SELLER NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS,

DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, New York City, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.13. Conflicts and Privilege. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and the Subsidiaries) agrees that, notwithstanding any current or prior representation of the Company and the Subsidiaries by Sidley Austin LLP, Sidley Austin LLP shall be allowed to represent Seller and any of his Affiliates in any matters and disputes adverse to Buyer, the Company and/or any Subsidiary that either are existing on the date hereof or arise in the future. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and the Subsidiaries) hereby waives any claim that Buyer, the Company or any Subsidiary has or may have that Sidley Austin LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and agrees that, if a dispute arises after the Closing between Buyer, the Company or any Subsidiary and Seller or any of his Affiliates, then Sidley Austin LLP may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer, the Company and/or such Subsidiary and even though Sidley Austin LLP may have represented the Company or such Subsidiary in a matter substantially related to such dispute. Buyer, on behalf of itself and its

Affiliates (which, for this purpose, shall be deemed to include the Company and the Subsidiaries), also agrees that, as to all communications between or among Sidley Austin LLP and Seller, the Company, any Subsidiary and/or any of their respective Affiliates that occur prior to the Closing, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or any Subsidiary. Notwithstanding the foregoing, if a dispute arises between Buyer, the Company or any Subsidiary and a third party other than Seller or an Affiliate of Seller after the Closing, then the Company or any such Subsidiary (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Sidley Austin LLP; provided that if the Company or the Subsidiaries elect to waive such privilege, the Company or the Subsidiaries, as applicable, shall provide Seller with reasonable advance notice of such waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Glenn H. Stevens
	Name:	Glenn H. Stevens
	Title:	President and CEO

GARY L. TILKIN

By:	/s/ Gary L. Tilkin
	Name:	Gary L. Tilkin
Title:

GLOBAL FUTURES & FOREX, LTD.

By:	/s/ Gary L. Tilkin
	Name:	Gary L. Tilkin
	Title:	President and CEO